Exhibit 99.1

Media Release

Contacts:
Investor Relations		Media Relations
Jeff Norris 703.720.2455	Danielle Dietz 703.720.2455	Tatiana Stead 703.720.2352	Sie Soheili 703.720.3929

Capital One Announces Sale of Approximately $17 billion of Mortgages to DLJ Mortgage Capital, Inc., a subsidiary of Credit Suisse AG
Capital One now expects to resume repurchasing shares of common stock through the end of the second quarter of 2018 under its existing board authorization

McLean, Va. (May 8, 2018) Capital One Financial Corporation (NYSE: COF) today announced the sale of approximately $17 Billion of first and second lien mortgages to DLJ Mortgage Capital, Inc., a subsidiary of Credit Suisse AG. The company expects to complete the transaction and record a gain in the second quarter of 2018. The company had previously announced that it ceased new originations of residential mortgages and home equity loan products.
As a result of the portfolio sale, the company now expects to resume repurchasing shares of common stock through the end of the second quarter of 2018 under its existing board authorization.
“Strong market demand enabled us to negotiate and sign this complex transaction more quickly than we thought possible,” said R. Scott Blackley, Chief Financial Officer of Capital One.
The timing and exact amount of any Capital One common stock repurchases will depend on various factors, including market conditions, opportunities for growth, and the company's capital position and amount of retained earnings. Capital One's share repurchase program does not include specific price targets, may be executed through open market purchases or privately negotiated transactions, including utilizing Rule 10b5-1 programs, and may be suspended at any time.
Wells Fargo Securities, LLC and Morgan Stanley & Co., LLC acted as financial advisors to Capital One on the transaction. Wachtell, Lipton, Rosen & Katz acted as legal advisor to Capital One on the transaction.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors, including those listed from time to time in reports that Capital One files with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2017.

About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N.A., had $250.8 billion in deposits and $362.9 billion in total assets as of March 31, 2018. Headquartered in McLean, Virginia,

Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches located primarily in New York, Louisiana, Texas, Maryland, Virginia, New Jersey and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.